Exhibit 99.1

TRUE NATURE EXECUTING ON GROWTH WITH ACQUISITION OF PRESCRIPTION COST CONTROLS APPLICATION DEVELOPER

KEY FOR HEALTHCARE PROFESSION, & CONSUMER

ATLANTA, GA / ACCESSWIRE/ OCTOBER 4, 2018 / True Nature Holding, Inc. (OTCQB: TNTY) (the "Company" or "True Nature") today announced that it has executed a letter of intent (LOI) for the acquisition of Singularis Health, LLC (“Singularis”), a developer of healthcare information technology applications, DBA “Singularis eHealth”. Singularis is an Indianapolis-based health IT venture that provides unprecedented prescription cost and restriction transparency to Health Care Providers (HCP) at the point of care. Singularis will enable increased cost savings and improved outcomes through higher first fill rates, improved 30 day readmission rates, better HCP productivity, and improved patient satisfaction.

“Singularis is unique in its ability to help both the patient and the healthcare professional improve patient outcomes while reducing the costs of prescriptions, and it may become a cornerstone of the type of benefit our applications can provide,” explained Louis DeLuca, COO of True Nature Holding, Inc. He continued, “Singularis has a very interesting customer pipeline, and we are very intrigued at the evolving landscape in the pharmaceutical delivery space. We believe in cost transparency, and Singularis has a very exciting role to play as consumers are faced with more and more out-of-pocket cost responsibilities.”

Mr. Paul Sharaf, President and Co-Founder of Singularis explained: ”We are excited to scale the business under the TNTY umbrella. We believe real time cost and restriction transparency needs to be available at the point of treatment decision making and is not yet readily available in the market. Patient out of pocket costs should be known and discussed long before the patient arrives at the pharmacy counter. The Singularis solution suite can be very impactful, and this transaction allows us to focus on growing the business so patients can benefit,”

The transaction with the shareholders of Singularis is current configured to include $80,000 of cash consideration and the issuance of 800,000 shares of restricted stock for either all of the shareholder interests, or the assets of the entity. The business is expected to be managed along with the ClariCare acquisition, and Mr. Patrick Malloy is also a founder in both of the businesses. It will be based in Indianapolis. The Company expects to name several of the key players as executives and, or, advisors to the Company shortly.

The Mission of True Nature Holding, Inc.

To leverage new technologies and services to improve healthcare and outcome for individuals, their families, and their pets. We believe we can reduce the cost of healthcare, while improving the quality of life using Telehealth and Telemedicine Solutions.

We are building healthcare applications that focus on: patient engagement, care coordination, remote monitoring, data analytics, and may include Blockchain RX(TM) to provide applications for market participants in healthcare through the encryption of sensitive data.

Our approach is to develop these business opportunities as individual "threads" in response to client needs, ultimately creating and end-to-end set of solutions from the end user up to the healthcare provider, or veterinary professional. Further we expect to assist suppliers to the healthcare industry by allowing them to access unique technologies that bind them with their clients in a "top-down" distribution model.

We recognize it will take the investment of major market participants like Apple, Amazon, IBM, hospitals, healthcare networks, pharmacy and other providers for us to achieve critical mass. In consideration of this reality, we expect to work with these market makers in collaboration, and in support of the ultimate user, the individual, and their pets. The day of "direct-to-consumer" healthcare, including "the humanization of our pets" is upon us, and we hope to be key parties to their evolution, and success.

About Singularis eHealth LLC

Singularis aims to provide real time, patient level, cost and restriction transparency to physicians, at the point of care, so patients know exactly what they will have to pay for a drug before they show up to the pharmacy.  The model is particularly compelling to integrated health systems looking for operational efficiency/savings, as well as lowering the cost of care.  In simplest terms - we get better data into the hands of physicians when they are making a prescribing decision, so that when a patient shows up to the pharmacy there are no surprises in either cost or restrictions, both of which happen far too frequently today.

Statement Under the Private Securities Litigation Reform Act

As contemplated by the provisions of the Safe Harbor section of the Private Securities Litigation Reform Act of 1995, this news release contains forward-looking statements pertaining to future, anticipated, or projected plans, performances, and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimates or predictions of future results or events and there can be no assurance that actual results or events will not materially differ from expectations. Further information on potential factors that could affect True Nature Holding, Inc. is included in the Company's filings with the Securities and Exchange Commission. We expressly disclaim any intent or obligation to update any forward-looking statements.

Investor Contact:

Mr. Louis DeLuca, COO

contact@truenaturepharma.com
844-383-TNTY (8689)

SOURCE: True Nature Holding, Inc.